                                                                  Exhibit 99 (B)

THIS PROGROS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR PROGROS SECURITIES IN CERTIFICATED FORM, THIS PROGROS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS PROGROS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY PROGROS SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-                                                                     Units
CUSIP 590188 ___                                     (Each Unit representing $10
                                                 principal amount of Securities)

                              MERRILL LYNCH & CO., INC.
                              Oracle Corporation Indexed
                       Callable Protected Growth-SM- Securities
                                  due March 31, 2003
                              ("ProGroS-SM- Securities")

     Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the "Company", which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to
CEDE & CO., or registered assigns, the principal sum of             DOLLARS
($        ) (the "Principal Amount") plus the Supplemental Redemption Amount, as defined below, on March 31, 2003 (the "Stated Maturity").

     Payment of the Principal Amount and the Supplemental Redemption Amount and any interest on any overdue amount thereof with respect to this ProGroS Security shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     This ProGroS Security is one of the series of Oracle Corporation Indexed Callable Protected Growth-SM- Securities due March 31, 2003 (the "ProGroS Securities").

SUPPLEMENTAL REDEMPTION AMOUNT

     The "Supplemental Redemption Amount" with respect to this ProGroS Security equals:

                                         (Ending Value - Starting Value)
                    Principal Amount  X   -----------------------------
                                                  Starting Value


PROVIDED, HOWEVER, that in no event will the Supplemental Redemption Amount be less than zero. The "Starting Value" equals _______________. The "Ending Value" will be determined by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Calculation Agent", which term includes any successor thereto) and will equal the average (arithmetic mean) of the Last Prices as defined herein of Oracle Corporation common stock (the "Underlying Stock") determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days, then the Ending Value will equal the average (arithmetic mean) of the Last Prices of the Underlying Stock on such Calculation Days, and if there is only one Calculation Day, then the Ending Value will equal the Last Price of the Underlying Stock on such Calculation Day. If no Calculation Days occur during the Calculation Period because of Market Disruption Events as defined below, then the Ending Value will equal the Last Price of the Underlying Stock determined on the last scheduled Calculation Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on such day.

     The "Calculation Period" means the period from and including the seventh scheduled Calculation Day prior to the Stated Maturity to and including the second scheduled Calculation Day prior to the Stated Maturity.

     "Calculation Day" means any Trading Day during the Calculation Period on which a Market Disruption Event has not occurred. For purposes of determining the Ending Value, a "Trading Day" is a day on which the Underlying Stock (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on a national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Underlying Stock.

     "Last Price" means, with respect to any security on any date of determination, the last sales price (or, the closing price if the last reported sale price is not reported) of such security on such date or, if such security is not listed for trading on the National Association of Securities Dealers, Inc. Automated Quotation System (the "NASDAQ NMS") on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, or if such security is not so listed on a United States national or regional securities exchange, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Calculation Agent.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and that is a trading day on the NYSE.

     All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination by the Calculation Agent of a manifest error, shall be conclusive for all purposes and binding on the Company and beneficial owners of the ProGroS Securities.

MARKET DISRUPTION EVENT

     "Market Disruption Event" means the occurrence or existence on any Trading Day during the one-half hour period that ends when the Last Price is determined of any suspension of or material limitation imposed on the Underlying Stock on the NASDAQ NMS (or other market or exchange if applicable).

     For the purposes of this definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

EARLY CALL

     This ProGroS Security may be called, in whole, but not in part, at the option of the Company prior to the Stated Maturity of the ProGroS Securities by giving notice to the Trustee on any Business Day within the month of April in 1999, 2000, 2001 or 2002 (each such month, a "Call Period") at the related Call Price (each such price, a "Call Price") as set forth below:

          CALL PERIOD                CALL PRICE
          -----------                ----------

          April, 1999            % of principal amount
          April, 2000            % of principal amount
          April, 2001            % of principal amount
          April, 2002            % of principal amount

     The Company may elect to call the ProGroS Securities on any Business Day during a Call Period by giving notice to the Trustee and specifying the date on which the Call Price shall be paid. The Call Date shall be no later than the 20th Business Day after such election. The Trustee will provide notice of such call election to the Holders of the ProGroS Securities, specifying the Call Date, no later than 15, nor more than 30, days prior to the Call Date.

DILUTION ADJUSTMENTS

     The Last Prices used to determine the Ending Value are subject to adjustment if Oracle Corporation shall: (i) pay a stock dividend or make a distribution with respect to the Underlying Stock in shares of such stock; (ii) subdivide or split the outstanding shares of the Underlying Stock into a greater number of shares; (iii) combine the outstanding shares of the Underlying Stock into a smaller number of shares; (iv) issue by reclassification of shares of the Underlying Stock any shares of common stock of Oracle Corporation; (v) issue rights or warrants to all holders of the Underlying Stock entitling them to subscribe for or purchase shares of the Underlying Stock at a price per share less than the then current market price of the Underlying Stock (other than rights to purchase the Underlying Stock pursuant to a plan for the reinvestment of dividends or interest); or (vi) pay a dividend or make a distribution to all holders of the Underlying Stock of evidences of its indebtedness or other assets (excluding any stock dividends or distributions referred to in clause (i) above or any cash dividends other than any Extraordinary Cash Dividend (as defined below)) or issue to all holders of the Underlying Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (v) above) (any of the foregoing are referred to as the "Distributed Assets"). The effect of the foregoing is that there will not be any adjustments to the Ending Value for the issuance by Oracle Corporation of options, warrants, stock purchase rights or securities in connection with the employee benefit plans of Oracle Corporation.

     All adjustments will be calculated to the nearest 1/10,000th of a share of the Underlying Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share). No adjustment shall be required unless such adjustment would require an increase or decrease of at least one percent in the

Last Price; PROVIDED, HOWEVER, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     (a) In the event of payment of a stock dividend or the event of distributions, subdivisions, splits, combinations or reclassification (as described in clauses (i) through (iv) above), the Last Price shall be adjusted by multiplying the Last Price by a fraction, the numerator of which shall be the number of shares of the Underlying Stock (or, in the case of a reclassification referred to in clause (iv) above, the number of shares of other common stock of Oracle Corporation issued pursuant thereto) held by a holder of one share of the Underlying Stock on the record date with respect to such event immediately following any event described above and the denominator of which shall be one share of the Underlying Stock. Each such adjustment shall become effective at the opening of business on the Business Day next following the record date and shall become effective immediately after the effective date in the case of a subdivision, split, combination or reclassification. Each such adjustment shall be made successively.

     (b) In the event of the issuance of certain rights or warrants (as described in clause (v) above), if Oracle Corporation shall issue rights or warrants to all holders of the Underlying Stock entitling them to subscribe for or purchase shares of the Underlying Stock (other than rights to purchase the Underlying Stock pursuant to a plan for the reinvestment of dividends or interest) at a price per share less than the then current market price of the Underlying Stock, then in each case the Last Price shall be adjusted by multiplying the Last Price by a fraction, the numerator of which shall be the number of shares of the Underlying Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of the Underlying Stock offered for subscription or purchase pursuant to such rights or warrants, and the denominator of which shall be the number of shares of the Underlying Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of the Underlying Stock which the aggregate offering price of the total number of shares of the Underlying Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such current market price, which shall be determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such current market price. Such adjustment shall become effective at the opening of business on the Business Day next following the record date for determination of stockholders entitled to receive such rights or warrants. To the extent that shares of the Underlying Stock are not delivered on all such rights or warrants after the expiration of such rights or warrants, the Last Price shall be adjusted by instead multiplying the Last Price as described above by a fraction calculated assuming the issuance of such rights or warrants had been made upon the basis of delivery of only the number of shares of the Underlying Stock actually delivered. Each such adjustment shall be made successively. For purposes of this paragraph, the term "current market price" shall mean the average Last Price (as defined below) per share of the Underlying Stock on the 20 Trading Days immediately prior to the date such rights or warrants are issued; PROVIDED, HOWEVER, if any event that would result in another adjustment of the Last Price pursuant to this section occurs during such 20-day period, the current market price as determined pursuant to the foregoing shall be appropriately adjusted to reflect the occurrence of such event.

     (c) In the event of distributions (as described in clause (vi) above), if Oracle Corporation shall pay a dividend or make a distribution to all holders of the Underlying Stock of evidences of its indebtedness or other assets (excluding any stock dividends or distributions referred to in paragraph (a) above or any cash dividends that do not constitute Extraordinary Cash Dividends) or shall issue to all holders of the Underlying Stock rights or warrants to subscribe for or purchase any of its securities (excluding any rights to purchase shares of the Underlying Stock pursuant to a plan for the reinvestment of dividends or interest and any rights or warrants referred to in paragraph (b) above), then in each such case, the Last Price shall be adjusted by multiplying the Last Price on the record date referred to below by a fraction, the numerator of which shall be the market price per share of the Underlying Stock on the record date for the determination of stockholders entitled to receive such dividend or distribution or such rights or warrants, and the denominator of which shall be such market price per share of the Underlying Stock less the fair market value (as determined by the Calculation Agent, whose determination shall be conclusive) as of such record date of the portion of the assets or evidences of indebtedness to be distributed or of such subscription rights or warrants applicable to one share of the Underlying Stock. Each such adjustment shall become effective at the opening of business on the Business Day next following the record date for the determination of stockholders entitled to receive such dividend or distribution or such rights or warrants. Each such adjustment shall be made successively. For purposes of this paragraph (c), the term "market price" shall mean the average Last Price per share of the Underlying Stock on the 20 Trading Days immediately prior to such record date for the determination of stockholders entitled to receive such dividend or distribution or such rights or warrants; PROVIDED, HOWEVER, if any event that would result in another adjustment of the Last Price pursuant to this section occurs during such 20-day period, the market price as determined pursuant to the foregoing shall be appropriately adjusted to reflect the occurrence of such event.

     (d) Any shares of the Underlying Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of the Underlying Stock under (b) above.

     An "Extraordinary Cash Dividend" means, with respect to any consecutive 12-month period, all cash dividends on the Underlying Stock during such period to the extent such dividends exceed on a per share basis 10% of the average Last Price of the Underlying Stock on the NASDAQ NMS over such period (less any such dividends for which a prior adjustment was previously made).

     In the event of (A) any consolidation or merger of Oracle Corporation, or any surviving entity or subsequent surviving entity of Oracle Corporation (a "Successor Company"), with or into another entity (other than a merger or consolidation in which Oracle Corporation is the continuing corporation and in which the Underlying Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of Oracle Corporation or another corporation), (B) any sale, transfer, lease or conveyance to another corporation of the property of Oracle Corporation or any Successor Company as an entirety or substantially as an entirety, (C) any statutory exchange of securities of Oracle Corporation or any Successor Company with another corporation (other than in connection with a merger or acquisition) or
(D) any liquidation, dissolution, winding up or bankruptcy of Oracle Corporation or any Successor Company (any such event described in clause (A), (B), (C) or (D), a "Reorganization Event"), the Ending Value shall equal the Reorganization Event Value. The "Reorganization Event Value" shall be determined by the Calculation Agent and shall equal (i) the Transaction Value related to the relevant Reorganization Event, plus (ii) interest on such Transaction Value accruing from the date of the payment or delivery of the consideration, if any, received in connection with such Reorganization Event until the stated maturity date at a fixed interest rate determined on the date of such payment or delivery equal to the interest rate that would be paid on a standard senior non-callable debt security of the Company with a term equal to the remaining term of the ProGroS Securities. The "Transaction Value" means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of Underlying Stock, (ii) for any property other than cash or securities received in any such Reorganization Event, an amount equal to the market value of such property received per share on the date that such property is received by holders of the Underlying Stock as determined by the Calculation Agent, and
(iii) for any securities received in any such Reorganization Event, an amount equal to the Last Price per unit of such securities on the date such securities are received by holders of the Underlying Stock multiplied by the number of such securities received for each share of the Underlying Stock (subject to adjustment on a basis consistent with the adjustment provisions described above).

     "Transaction Value" means, with respect to any Reorganization Event, the sum of (x) for any cash received in such Reorganization Event, the amount of cash received per share of the Underlying Stock, (y) for any property other than cash or securities received in such Reorganization Event, an amount equal to the market value on the third Business Day preceding the Stated Maturity of such property received per share of the Underlying Stock as determined by the Calculation Agent and (z) for any securities received in such Reorganization Event, an amount equal to the average Last Price per unit of such securities on the 20 Trading Days immediately prior to, but not including, the second Trading Day preceding the Stated Maturity multiplied by the number of such securities (subject to adjustment on a basis consistent with the provisions above received for each share of the Underlying Stock; PROVIDED, HOWEVER, if one or more adjustments to the Last Price shall have become effective prior to the effective date for such Reorganization Event, then the Transaction Value determined in accordance with the foregoing shall be adjusted in accordance therewith.

     The foregoing adjustments shall be made by the Calculation Agent, and all such adjustments shall be final.

     No adjustments will be made for certain other events, such as offerings of the Underlying Stock by Oracle Corporation for cash or in connection with acquisitions.

     The Company will, within ten Business Days following the occurrence of an event that requires an adjustment (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide written notice to the Trustee and to the holders of the ProGroS Securities of the occurrence of such event and, if applicable, a statement in reasonable detail setting forth the adjusted Last Price used in determining the Ending Value, once such value is determined.

GENERAL

     This ProGroS Security is one of a duly authorized issue of securities of the Company, issued and to be issued under an Indenture, dated as of April 1, 1983, as amended and restated (herein referred to as the "Indenture"), between the Company and The Chase Manhattan Bank as Trustee (herein referred to as the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the ProGroS Securities, and the terms upon which the ProGroS Securities are, and are to be, authenticated and delivered.

     The Company hereby covenants for the benefit of the Holders of the ProGroS Securities, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of the ProGroS Securities.

     Upon the occurrence of an Event of Default with respect to the ProGroS Securities, the Trustee or the Holders of the ProGroS Securities may accelerate the maturity of the ProGroS Securities in the manner and with the effect provided in the Indenture. The amount payable to a Holder of this ProGroS Security upon any acceleration permitted by the ProGroS Securities, with respect to each $10 principal amount thereof, will be equal to: (i) $10, plus (ii) an additional amount of contingent interest calculated as though the date of early repayment were the Stated Maturity of the ProGroS Securities.

     In case of default in payment at the maturity date of the ProGroS Securities (whether at their Stated Maturity or upon acceleration), from and after the maturity date the ProGroS Securities shall bear interest, payable upon
demand of the beneficial owners thereof, at the rate of     % per annum (to the
extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the ProGroS Securities to the date payment of such amount has been made or duly provided for. Interest on any overdue Principal Amount or Supplemental Redemption Amount, as the case may be, shall be payable on demand.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the ProGroS Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the ProGroS Securities at the time Outstanding, as defined in the Indenture, of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the ProGroS Securities of each series at the time Outstanding, on behalf of the Holders of all ProGroS Securities of each series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this ProGroS Security shall be conclusive and binding upon such Holder and upon all future Holders of this ProGroS Security and of any ProGroS Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this ProGroS Security.

     No reference herein to the Indenture and no provision of this ProGroS Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Principal Amount plus the Supplemental Redemption Amount with respect to this ProGroS Security and any interest on any overdue amount thereof at the time, place, and rate, and in the coin or currency, herein prescribed.

     As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the transfer of this ProGroS Security may be registered on the ProGroS Security Register of the Company, upon surrender of this ProGroS Security for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new ProGroS Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

      The ProGroS Securities are issuable only in registered form without coupons in denominations of $10 and integral multiples thereof. As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the ProGroS Securities are exchangeable for a like aggregate principal amount of ProGroS Securities in authorized denominations, as requested by the Holder surrendering the same. If (x) any Depositary is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this ProGroS Security shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the ProGroS Securities, this ProGroS Security shall be exchangeable for ProGroS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples thereof. Such definitive ProGroS Securities shall be registered in such name or names as the Depositary shall instruct the Trustee. If definitive ProGroS Securities are so delivered, the Company may make such changes to the form of this ProGroS Security as are necessary or appropriate to allow for the issuance of such definitive ProGroS Securities.

     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

     Prior to due presentment of this ProGroS Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this ProGroS Security is registered as the owner hereof for all purposes, whether or not this ProGroS Security is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     All terms used in this ProGroS Security which are defined in the Indenture but not in this ProGroS Security shall have the meanings assigned to them in the Indenture.

     Unless the certificate of authentication hereon has been executed by The Chase Manhattan Bank, the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this ProGroS Security shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.



Dated: March   , 1998


CERTIFICATE OF AUTHENTICATION                          Merrill Lynch & Co., Inc.
This is one of the Securities of the series [Copy of Seal] designated therein referred to in the within-mentioned Indenture.

The Chase Manhattan Bank, as Trustee                   By:
                                                                 Treasurer


By:                                                    Attest:
     Authorized Officer                                          Secretary